EXHIBIT 99.1
Element Solutions Inc Announces Record First Quarter 2021 Financial Results
Raises Full Year Outlook
•Net sales of $550 million, an increase of 22% from the first quarter last year on a reported basis or an increase of 11% on an organic basis
•GAAP diluted EPS of $0.33, compared to $0.03 in the same period last year; Record* adjusted EPS of $0.37, compared to $0.25 in the same period last year
•Reported net income of $82 million, compared to $8 million in the same period last year
•Adjusted EBITDA of $138 million, an increase of 20% from the first quarter last year on a constant currency basis
•First quarter 2021 cash from operating activities of $33 million and free cash flow of $24 million
•Increasing full year 2021 guidance for adjusted EBITDA to a range of $500 million to $510 million, representing year-on-year growth of approximately 20%
•Introducing second quarter 2021 adjusted EBITDA guidance of $125 million to $130 million, an increase of approximately 50% over the second quarter of 2020
•Increasing full year 2021 adjusted EPS guidance to greater than $1.30, up from a range of $1.10 to $1.15
Miami, Fla., April 28, 2021 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions,” “ESI” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three months ended March 31, 2021.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich said, “Element Solutions had an outstanding first quarter. Demand remained robust in the broader electronics supply chain and demand across the industrial economy accelerated. Our organization once again demonstrated its nimbleness and resilience navigating multiple supply chain disruptions and ongoing COVID-19 uncertainty, while continuing to deliver high-quality technology and services to our customers. Net sales grew 11% organically as compared to the same period last year while adjusted EBITDA grew 25% to $138 million. Adjusted EBITDA and adjusted EBITDA margin represented record* results for the second consecutive quarter. This performance reflects the secular trends propelling our business–increasing electronics content and penetration of electric vehicles in the global automotive fleet and increasing content value in higher-end mobile applications–and continued strong execution of our plan to capture outsized value from these trends. We achieved these results all while our colleagues in many parts of the world are still facing the impact of the COVID-19 pandemic in their communities. We are very grateful for their efforts and commitment.”

Mr. Gliklich continued, “We expect momentum to continue into the second quarter of 2021. Adjusted EBITDA is expected to be in the range of $125 million to $130 million in Q2 2021, with higher raw material prices and other cost inflation modestly impacting profitability. On the back of our first quarter strength, we are also increasing our guidance for full year 2021 adjusted EBITDA growth to approximately 20%, and our expectation for full year 2021 adjusted earnings per share to at least $1.30, an increase of more than 15% from our prior range. Our revised guidance does not include any benefit from future capital allocation for potential acquisitions or share buybacks–though we believe our continuing strong free cash flow generation and healthy balance sheet afford us increasing strategic flexibility.”
First Quarter 2021 Highlights (compared with first quarter 2020):
•Net sales on a reported basis for the first quarter of 2021 were $550 million, an increase of 22% over the first quarter of 2020. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, increased 11%.
◦Electronics: Net sales increased 31% to $354 million. Organic net sales increased 18%.
◦Industrial & Specialty: Net sales increased 7% to $197 million. Organic net sales increased 1%.
•First quarter of 2021 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.33 for the first quarter of 2021, as compared to $0.03 for the first quarter of 2020.
◦Adjusted EPS was $0.37, as compared to $0.25 per share in prior year.

•Reported net income for the first quarter of 2021 was $82 million, as compared to $8 million for the first quarter of 2020.
•Adjusted EBITDA for the first quarter of 2021 was $138 million, an increase of 25%. On a constant currency basis, adjusted EBITDA increased 20%.
◦Electronics: Adjusted EBITDA was $93 million, an increase of 39%. On a constant currency basis, adjusted EBITDA increased 33%.
◦Industrial & Specialty: Adjusted EBITDA was $45 million, an increase of 4%. On a constant currency basis, adjusted EBITDA increased 1%.
◦Adjusted EBITDA margin increased 80 basis points to 25.1% on a reported basis. On a constant currency basis, adjusted EBITDA margin increased 60 basis points.
•Net debt to adjusted EBITDA ratio of 2.7x on a trailing twelve months basis.

*Since the launch of Element Solutions in January 2019
2021 Guidance
The Company increased its full year 2021 guidance and now expects adjusted EBITDA in the range of $500 million to $510 million, adjusted EPS of at least $1.30 and free cash flow of $285 million. In addition, the Company expects second quarter 2021 adjusted EBITDA to be between $125 million and $130 million.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2021 first quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, April 29, 2021. Participants on the call will include Executive Chairman Sir Martin E. Franklin, President and Chief Executive Officer Benjamin Gliklich and EVP, Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 877-876-9173 (domestic) or 785-424-1667 (international) and provide the Conference ID: ESIQ121. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding secular trends propelling the Company's business and continued momentum of these trends into the second quarter of 2021; the Company's plan to capture outsized value from these trends; second quarter 2021 adjusted EBITDA guidance; impact of raw material prices and other cost inflation; full year 2021 adjusted EBITDA guidance; full year 2021 adjusted EPS guidance; future capital allocation for potential acquisitions or share buybacks, free cash flow generation, healthy balance sheet and strategic flexibility; and full year 2021 guidance with respect to free cash flow generation. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration of the pandemic; the efficacy, availability and/or public acceptance of vaccines targeting COVID-19; the impact of variants of COVID-19 that may affect its spread or virulence or the effectiveness of vaccines on the virus; the impact of actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the U.S. dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions, except per share amounts)	2021	2020
Net sales	$550.1	$452.6
Cost of sales	309.1	255.3
Gross profit	241.0	197.3
Operating expenses:
Selling, technical, general and administrative	129.6	125.2
Research and development	11.5	17.5
Total operating expenses	141.1	142.7
Operating profit	99.9	54.6
Other (expense) income:
Interest expense, net	(12.9)	(16.7)
Foreign exchange gain (loss)	28.0	(25.8)
Other (expense) income, net	(1.6)	0.4
Total other income (expense)	13.5	(42.1)
Income before income taxes and non-controlling interests	113.4	12.5
Income tax expense	(31.1)	(4.1)
Net income from continuing operations	82.3	8.4
Income from discontinued operations, net of tax	—	0.2
Net income attributable to common stockholders	$82.3	$8.6

Earnings per share
Basic from continuing operations	$0.33	$0.03
Basic from discontinued operations	—	—
Basic attributable to common stockholders	$0.33	$0.03

Diluted from continuing operations	$0.33	$0.03
Diluted from discontinued operations	—	—
Diluted attributable to common stockholders	$0.33	$0.03

Weighted average common shares outstanding
Basic	247.2	250.3
Diluted	248.6	252.0

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(dollars in millions)	2021	2020
Assets
Cash & cash equivalents	$317.5	$291.9
Accounts receivable, net of allowance for doubtful accounts of $10.1 and $9.7 at March 31, 2021 and December 31, 2020, respectively	422.3	403.4
Inventories	243.4	203.1
Prepaid expenses	26.2	24.0
Other current assets	60.7	67.5
Total current assets	1,070.1	989.9
Property, plant and equipment, net	235.3	240.4
Goodwill	2,225.0	2,252.7
Intangible assets, net	817.4	855.9
Other assets	125.6	141.2
Non-current assets of discontinued operations	3.3	3.3
Total assets	$4,476.7	$4,483.4
Liabilities and stockholders' equity
Accounts payable	$122.5	$95.6
Current installments of long-term debt	7.4	7.4
Accrued expenses and other current liabilities	183.0	204.2
Current liabilities of discontinued operations	7.1	7.1
Total current liabilities	320.0	314.3
Debt	1,507.0	1,508.1
Pension and post-retirement benefits	41.4	43.3
Deferred income taxes	111.0	112.9
Other liabilities	149.5	186.7
Total liabilities	2,128.9	2,165.3
Stockholders' equity
Common stock: 400.0 shares authorized (2021: 261.8 shares issued; 2020: 261.3 shares issued)	2.6	2.6
Additional paid-in capital	4,129.5	4,122.9
Treasury stock (2021: 14.3 shares; 2020: 14.2 shares)	(139.2)	(137.7)
Accumulated deficit	(1,403.3)	(1,473.2)
Accumulated other comprehensive loss	(240.1)	(194.8)
Total stockholders' equity	2,349.5	2,319.8
Non-controlling interests	(1.7)	(1.7)
Total equity	2,347.8	2,318.1
Total liabilities and stockholders' equity	$4,476.7	$4,483.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(dollars in millions)	2021	2020
Cash flows from operating activities:
Net income	$82.3	$8.6
Net income from discontinued operations, net of tax	—	0.2
Net income from continuing operations	82.3	8.4
Reconciliation of net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	39.1	39.9
Deferred income taxes	5.2	(2.4)
Foreign exchange (gain) loss	(28.9)	24.5
Incentive stock compensation	4.3	2.0
Other, net	(2.3)	8.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(26.3)	(2.6)
Inventories	(44.6)	(19.0)
Accounts payable	30.4	8.9
Accrued expenses	(18.8)	(6.2)
Prepaid expenses and other current assets	(9.0)	(4.4)
Other assets and liabilities	1.2	3.3
Net cash flows provided by operating activities of continuing operations	32.6	61.2
Cash flows from investing activities:
Capital expenditures	(8.5)	(10.5)
Other, net	19.0	(5.9)
Net cash flows provided by (used in) investing activities of continuing operations	10.5	(16.4)
Cash flows from financing activities:
Repayments of borrowings	(1.9)	(2.0)
Change in lines of credit, net	—	320.0
Repurchases of common stock	—	(33.1)
Dividends	(12.4)	—
Other, net	0.1	(1.5)
Net cash flows (used in) provided by financing activities of continuing operations	(14.2)	283.4
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	—	(14.7)
Net cash flows used in discontinued operations	—	(14.7)
Effect of exchange rate changes on cash and cash equivalents	(3.3)	(6.2)
Net increase in cash and cash equivalents	25.6	307.3
Cash and cash equivalents at beginning of period	291.9	190.1
Cash and cash equivalents at end of period	$317.5	$497.4

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended March 31,
(dollars in millions)	2021	2020	Reported	Constant Currency	Organic
Net sales
Electronics	$353.5	$268.9	31%	27%	18%
Industrial & Specialty	196.6	183.7	7%	4%	1%
Total	$550.1	$452.6	22%	17%	11%

Adjusted EBITDA
Electronics	$92.5	$66.5	39%	33%
Industrial & Specialty	45.4	43.6	4%	1%
Total	$137.9	$110.1	25%	20%

	Three Months Ended March 31,			Constant Currency
	2021	2020	Change	2021	Change
Adjusted EBITDA Margin
Electronics	26.2%	24.8%	140bps	25.9%	110bps
Industrial & Specialty	23.1%	23.7%	(60)bps	23.1%	(60)bps
Total	25.1%	24.3%	80bps	24.9%	60bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	March 31, 2021
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	733.2
Total First Lien Debt				733.2
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,533.2
Cash Balance				317.5
Net Debt				$1,215.7
Adjusted Shares Outstanding	(2)			249.8
Market Capitalization	(3)			$4,568.8
Total Capitalization				$5,784.5
(1) Element Solutions swapped its floating term loan rate to a fixed rate through January 2024, which could vary due to changes in the euro and the U.S. dollar exchange rate. At March 31, 2021, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at March 31, 2021 and 2020 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $18.29 at March 31, 2021.

III. SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in millions)	2021	2020
Interest expense	$13.2	$17.1
Interest paid	$20.8	$3.7
Income tax expense	$31.1	$4.1
Income taxes paid	$13.4	$12.9
Capital expenditures	$8.5	$10.5

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, net debt to adjusted EBITDA ratio, organic net sales growth, second quarter 2021 guidance for adjusted EBITDA and full year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance of the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides second quarter 2021 guidance for adjusted EBITDA and full year 2021 guidance for adjusted EBITDA, adjusted EPS and free cash flow on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2021:

	Three Months Ended March 31, 2021
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	31%	(5)%	27%	(8)%	—%	18%
Industrial & Specialty	7%	(3)%	4%	—%	(3)%	1%
Total	22%	(4)%	17%	(5)%	(1)%	11%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2021, Electronics' consolidated results were positively impacted by $22.8 million of pass-through metals pricing and Industrial & Specialty's consolidated results were positively impacted by $4.7 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20% and 26% for the three months ended March 31, 2021 and 2020, respectively, as described in footnote (6) under the reconciliation table below.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended March 31,
(dollars in millions, except per share amounts)		2021	2020
Net income attributable to common stockholders		$82.3	$8.6
Net income from discontinued operations attributable to common stockholders		—	0.2
Net income from continuing operations attributable to common stockholders		82.3	8.4
Reversal of amortization expense	(1)	29.7	29.4
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.9	2.1
Amortization of inventory step-up	(1)	—	1.4
Restructuring expense	(2)	2.3	1.0
Acquisition and integration (income) expense	(3)	(2.7)	6.6
Foreign exchange (gain) loss on internal debt	(4)	(28.0)	29.1
Other, net	(5)	0.9	2.9
Tax effect of pre-tax non-GAAP adjustments	(6)	(0.6)	(18.9)
Adjustment to estimated effective tax rate	(6)	8.4	0.9
Adjusted net income from continuing operations attributable to common stockholders		$93.2	$62.9

Adjusted earnings per share from continuing operations	(7)	$0.37	$0.25

Adjusted common shares outstanding	(7)	249.8	251.6
(1) The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2021, the Company recognized a gain of $3.9 million on the sale of a dormant facility in New Jersey included in its Electronics business segment. During the first quarter of 2020, the Company acquired a new subsea production control fluid designed to complement its Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for foreign exchange gains and losses on intercompany debt because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5) The Company's adjustments primarily include certain professional consulting fees and non-recurring severance payments to senior management. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(6) The Company adjusts its effective tax rate to 20% for the three months ended March 31, 2021 and 26% for the three months ended March 31, 2020. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 20% and 26% to pre-tax non-GAAP adjustments for the three months ended March 31, 2021 and 2020, respectively. These effective tax rate adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(7) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.

Non-GAAP Adjusted Common Shares at March 31, 2021 and 2020 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	March 31,
(amounts in millions)	2021	2020
Basic common shares outstanding	247.5	248.8
Number of shares issuable upon vesting of granted Equity Awards	2.3	2.8
Adjusted common shares outstanding	249.8	251.6

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended March 31,
(dollars in millions)		2021	2020
Net income attributable to common stockholders		$82.3	$8.6
Add (subtract):
Income from discontinued operations, net of tax		—	(0.2)
Income tax expense		31.1	4.1
Interest expense, net		12.9	16.7
Depreciation expense		9.4	10.5
Amortization expense		29.7	29.4
EBITDA		165.4	69.1
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	—	1.4
Restructuring expense	(2)	2.3	1.0
Acquisition and integration (income) expense	(3)	(2.7)	6.6
Foreign exchange (gain) loss on internal debt	(4)	(28.0)	29.1
Other, net	(5)	0.9	2.9
Adjusted EBITDA		$137.9	$110.1
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $18.8 million at March 31, 2021, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 2.7x on a trailing twelve month basis:

	2021	2020			Trailing Twelve Months
(dollars in millions)	QTD	Q2	Q3	Q4
Net income attributable to common stockholders	$82.3	$1.2	$36.0	$29.9	$149.4
Add (subtract):
Loss from discontinued operations, net of tax	—	1.1	0.2	—	1.3
Income tax expense (benefit)	31.1	5.8	(47.3)	41.7	31.3
Interest expense, net	12.9	16.9	17.1	12.7	59.6
Depreciation expense	9.4	10.5	10.7	10.5	41.1
Amortization expense	29.7	28.9	30.5	30.4	119.5
EBITDA	165.4	64.4	47.2	125.2	402.2
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	—	—	1.0	—	1.0
Restructuring expense	2.3	3.3	1.3	0.7	7.6
Acquisition and integration (income) expense	(2.7)	1.3	0.4	4.0	3.0
Foreign exchange (gain) loss on internal debt	(28.0)	11.8	2.3	(7.8)	(21.7)
Debt refinancing costs	—	—	45.7	—	45.7
Foundation contributions	—	—	—	5.0	5.0
Other, net	0.9	4.0	3.9	(1.2)	7.6
Adjusted EBITDA	$137.9	$84.8	$101.8	$125.9	$450.4

Net debt					$1,215.7

Net debt to adjusted EBITDA ratio					2.7x

Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows:"

	Three Months Ended March 31,
(dollars in millions)	2021	2020
Cash flows from operating activities	$32.6	$61.2
Capital expenditures	(8.5)	(10.5)
Free cash flows	$24.1	$50.7

Investor Relations Contact:
Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845